Exhibit 3.1

ARTICLES OF AMENDMENT
of the

AMENDED AND RESTATED ARTICLES OF INCORPORATION

of

COMMUNITY BANK SHARES OF INDIANA, INC.

(New Albany, Floyd County, Indiana)

Pursuant to the provisions of the Indiana Business Corporation Law, these Articles of Amendment to the Amended and Restated Articles of Incorporation (“Name Change Amendment”) of Community Bank Shares of Indiana, Inc., an Indiana corporation (the “Corporation”), is hereby adopted:

1.                                      The name of the Corporation is Community Bank Shares of Indiana, Inc.  The Corporation was organized on December 9, 1994 under the provisions of Articles of Incorporation, amended on May 6, 1998 under Articles of Merger, amended on June 10, 2005 under Amended and Restated Articles of Incorporation, amended on May 26, 2009 under the Articles of Amendment of the Amended and Restated Articles of Incorporation, amended on September 9, 2011 under the Articles of Amendment of the Amended and Restated Articles of Incorporation, amended on September 13, 2011 under Articles of Amendment, amended on January 1, 2015 under Articles of Share Exchange and amended on January 1, 2015 under Articles of Merger (collectively, the “Articles of Amendment”).

2.                                      Article I of the Articles of Amendment is hereby amended in its entirety to read as follows:

“Article I

NAME

Name.  The name of the corporation is Your Community Bankshares, Inc. (hereinafter referred to as the “Corporation”).”

3.                                      This Name Change Amendment was approved by the Board of Directors on 17th day of February, 2015.

The shareholders of the Corporation holding the common stock ($0.10 par value per share) entitled to vote in respect to the Name Change Amendment adopted the proposed Name Change Amendment.  The Name Change Amendment was adopted by vote of such shareholders during a meeting called by the Board of Directors on May 19, 2015.  The result of such vote is as follows:

5,378,030	Shares entitled to vote
4,046,982	Number of shares represented at the meeting
4,033,195	Shares voted in favor.
11,897	Shares voted against.
1,890	Shares Abstained.

4.                                      The Name Change Amendment changing the name of the Corporation shall be effective at 12:01 a.m., Eastern Daylight Time, on July 1, 2015 after the date of the filing of this Name Change Amendment to the Articles of Amendment of the Corporation with the Indiana Secretary of State.

IN WITNESS WHEREOF, the undersigned has executed this Name Change Amendment as of the 9th day of June, 2015.

COMMUNITY BANK SHARES OF INDIANA, INC.

By:	/s/ James D. Rickard
James D. Rickard
President and Chief Executive Officer